Exhibit 99.1

Media Contact Dan Smith PAETEC (469) 341-3129 daniel.smith@paetec.com	Investor Contact Tom Morabito PAETEC (585) 340-5413 tom.morabito@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Announces First Quarter 2008 Results

FAIRPORT, N.Y. (May 13, 2008) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced first quarter 2008 financial and operating results. As previously announced, PAETEC completed its acquisition of McLeodUSA Incorporated on February 8, 2008. “2008 is off to a strong start,” said PAETEC Chairman and CEO, Arunas A. Chesonis. “We have begun the integration of McLeodUSA, and we continue to be optimistic in terms of our positioning and growth prospects going forward.” Highlights of the 2008 first quarter, which included the results of McLeodUSA’s operations from February 9, 2008, include the following:

•	Revenue of $358.8 million, which represented an 85% increase over first quarter 2007 revenue of $194.0 million;

•	Adjusted EBITDA* of $59.5 million, which represented a 74% increase over first quarter 2007 adjusted EBITDA of $34.2 million;

•	Net loss of $(3.0) million compared to a net loss of $(5.8) million in first quarter 2007;

•	Free cash flow* of $38.1 million, which represented the 21st consecutive quarter in which PAETEC or its predecessor generated positive free cash flow;

*	Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net income (loss) before interest expense, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, loss on extinguishment of debt, integration/restructuring costs, and with respect to pro forma adjusted EBITDA, sales and use tax charge. Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States. See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net income (loss), as net income (loss) is calculated in accordance with generally accepted accounting principles, and for a quantitative reconciliation of free cash flow to net cash provided by (used in) operating activities, as net cash provided by (used in) operating activities is calculated in accordance with generally accepted accounting principles.

•	Net cash provided by (used in) operating activities of $2.6 million for the 2008 quarter compared to $(25.1) million for the 2007 quarter; and

•	An increase of 43% in the number of access line equivalents in service, from 2.92 million as of December 31, 2007, to 4.19 million as of March 31, 2008.

Quarterly Results

Total revenue for first quarter 2008 increased 85% to $358.8 million from $194.0 million for first quarter 2007, principally due to the addition of a full quarter of US LEC results and nearly two months of McLeodUSA results in the 2008 quarter, as well as continued revenue growth by the network services and integrated solutions businesses.

Network services, which accounted for 80% of first quarter 2008 total revenue, experienced strong growth, increasing 80% year-over-year to $285.6 million. The addition of US LEC’s and McLeodUSA’s operations, along with consistent strength in core integrated voice and data T-1 sales, contributed to the positive results. The first quarter 2008 results also benefited from continued growth in our Dynamic IP, MPLS VPN, and network security products. Carrier services represented 16% of first quarter 2008 revenues and grew 113% year-over-year to $58.0 million, largely reflecting the addition of McLeodUSA’s operations for a portion of the 2008 quarter and US LEC’s operations for the entire 2008 quarter. Integrated solutions accounted for the remaining 4% of first quarter 2008 revenues. This business, which tends to generate uneven results on a quarterly basis, posted an 83% increase in revenue over first quarter 2007 to $15.1 million. The addition of the results of Allworx Corp., which PAETEC acquired during the fourth quarter of 2007, contributed to the increase.

Adjusted EBITDA for first quarter 2008 increased 74% to $59.5 million over adjusted EBITDA of $34.2 million for first quarter 2007. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, decreased to 16.6% from 17.6% for first quarter 2007, largely as a result of the addition of lower margin McLeodUSA sales for approximately two months of the 2008 quarter and the addition of lower margin Allworx sales for the entire 2008 quarter.

Net loss for first quarter 2008 decreased to $(3.0) million compared to a net loss of $(5.8) million for first quarter 2007. First quarter 2008 included a significant increase in depreciation and amortization to $40.6 million versus $13.2 million in first quarter 2007, largely due to the increase in depreciable asset base and recognition of intangibles associated with the US LEC and McLeodUSA acquisitions. In addition, higher debt levels increased interest expense for first quarter 2008 to $18.3 million from $14.5 million for first quarter 2007.

PAETEC ended first quarter 2008 with 143.6 million common shares outstanding. PAETEC’s fully diluted common shares of approximately 173 million as of March 31, 2008, increased from a December 31, 2007, level of approximately 125 million shares as a result of the McLeodUSA acquisition. PAETEC issued approximately 40 million common shares as part of this transaction.

Pro Forma Quarterly Comparison

The following pro forma results for first quarter 2008 and first quarter 2007 give effect to PAETEC’s acquisition of US LEC as if it had occurred on January 1, 2007, and to PAETEC’s acquisition of McLeod as if it had occurred at the beginning of each of the periods presented. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the mergers had been completed on the dates indicated.

Pro forma total revenue of $413.1 million for first quarter 2008 represented an increase of 4.9% over pro forma total revenue of $394.0 million for first quarter 2007. Pro forma adjusted EBITDA of $65.0 million for first quarter 2008 represented an increase of 8% over pro forma adjusted EBITDA of $60.2 million for first quarter 2007. Pro forma adjusted EBITDA margin was 15.7% for first quarter 2008 compared to pro forma adjusted EBITDA margin of 15.3% for first quarter 2007. The positive effects of continued operating leverage of PAETEC’s network and employee base, as well as synergies related to the US LEC acquisition, were partially offset by the lower margin McLeod and Allworx revenue base, as noted above.

Pro forma net loss was $(13.8) million for first quarter 2008 compared to a pro forma net loss of $(18.9) million for first quarter 2007. The decrease in pro forma net loss was primarily due to the $9.8 million loss on extinguishment of debt in 2007 and a higher income tax benefit in 2008, partially offset by an additional $12.0 million non-current accrual related to a previously disclosed sales and use tax dispute with the State of Iowa department of taxation involving McLeodUSA. The additional non-current accrual was recorded in response to the outcome of recent legal proceedings on a similar matter not involving either PAETEC or McLeodUSA. Pro forma depreciation and amortization expense of $54.5 million for first quarter 2008 represented an increase of 6% compared to first quarter 2007 pro forma depreciation and amortization expense of $51.6 million. The increase was primarily due to an increase in the McLeodUSA asset base of $124.6 million to account for preliminary purchase price allocation related to property and equipment. Pro forma interest expense of $18.8 million for first quarter 2008 represented an increase of 3% from pro forma interest expense of $18.3 million for first quarter 2007.

PAETEC/US LEC Results Excluding McLeodUSA Contribution

Of PAETEC’s total revenue of approximately $413.1 million for first quarter 2008 on the pro forma basis described above, McLeodUSA’s revenue accounted for approximately $120.2 million. The remaining revenue of $292.9 million would have represented an increase of 10% over the total revenue of $267.6 million generated by PAETEC and US LEC for first quarter 2007 on this pro forma basis, again excluding the pro forma contribution of McLeodUSA. These results included negative impacts for the loss of a portion of revenues from a large carrier customer at the end of fourth quarter 2007, and an accrual of disputed revenues from an incumbent carrier. The total revenue impact of these two items was $2.3 million.

Capital Expenditures

Capital expenditures for first quarter 2008 increased to $21.4 million, or 6.0% of total revenue, from $12.9 million, or 6.6% of total revenue, for first quarter 2007. On the same quarterly pro forma basis described above to give effect to the US LEC and McLeodUSA results from the beginning of each quarter, pro forma capital expenditures decreased 19% from $30.1 million, or 7.6% of pro forma total revenue for first quarter 2007, to $24.3 million, or 5.9% of pro forma total revenue for first quarter 2008, mainly due to the timing of certain investments.

Liquidity

PAETEC had a cash balance of $70.4 million at March 31, 2008, down from a year-end 2007 level of $112.6 million, primarily as a result of payment for the McLeodUSA acquisition and related expenses. Among other items, PAETEC expended during the quarter $128.9 million of funds from cash on hand and borrowings under its incremental term loan facility referred to below for application toward the redemption of all of McLeodUSA’s outstanding senior secured notes and payment of accrued interest.

As indicated above, for first quarter 2008, PAETEC achieved free cash flow of $38.1 million and net cash provided by operating activities of $2.6 million.

As of March 31, 2008, PAETEC’s $50 million revolver remained undrawn and PAETEC had $890.2 million in total debt under its term loan credit facility, senior notes, and capital lease obligations. Included in this amount, and as previously announced on January 30, 2008, PAETEC obtained a $100 million incremental term loan facility due 2013 under its existing term and revolving loan credit agreement.

Integration Update

PAETEC is proceeding with the integration of McLeodUSA, and continues to expect that it will be able to realize its previously announced goal of a total of $20 million in acquisition-related synergies for the first year after the merger closing, with a run-rate total of $30 million beginning in 2009.

As previously indicated, the re-branding of marketing, communications, and sales materials to the PAETEC brand, as well as the integration of training and human resources-related functions, have been completed. We have also interconnected our MPLS/IP networks and have loaded the new costs and pricing elements into the McLeodUSA systems. In addition, PAETEC is now able to offer McLeodUSA customers and sales channels the ability to leverage Equipment for Services and Equipment Rental opportunities, both of which were delivered in March. We are actively supporting cross-selling opportunities within our respective markets.

Over the next several quarters, PAETEC’s focus will be on the integration of physical networks such as VoIP, long distance, 800, and local, as well as on engineering and the operation of the merged networks and back office systems as we move toward offering a unified product portfolio to our customers across our entire nationwide footprint.

“The early integration of McLeodUSA is proceeding as planned,” said EJ Butler, Jr., Chief Operating Officer for PAETEC. “We remain committed to our detailed internal timelines, and we are currently on or ahead of schedule on most initiatives.”

Full Year 2008 Outlook

“We are pleased to reaffirm our full year pro forma 2008 guidance, as well as offer guidance for the year on an actual reported basis,” said Keith Wilson, PAETEC’s Chief Financial Officer. “We remain confident in terms of our organic growth potential as well as the significant opportunities resulting from the McLeodUSA acquisition.”

The table below indicates PAETEC’s revenue, adjusted EBITDA, and capital expenditure expectations on both an actual basis and on a pro forma basis as if the McLeodUSA acquisition had occurred on January 1, 2008, instead of on February 8, 2008.

($ in millions)	FY 2008 (actual)	FY 2008 (pro forma)
Revenue	$1,645 to $1,685	$1,700 to $1,740
Adjusted EBITDA	$294 to $304	$300 to $310
Capital Expenditures	$142 to $172	$145 to $175

Conference Call

As previously announced, PAETEC will host a conference call today at 8:30 a.m. ET. Chairman and CEO Arunas Chesonis, Chief Financial Officer Keith Wilson, and Chief Operating Officer EJ Butler, Jr., will be participating. A live webcast and a replay of the call will be available at www.paetec.com.

2008 Annual Meeting

PAETEC will hold its 2008 annual meeting of stockholders on Tuesday, May 20, 2008, at 9:00 a.m., Eastern Time, at the George Eastman House, 900 East Avenue, Rochester, New York.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,”

“potential,” “should,” “will” and “would,” or similar expressions. These statements, which include forecasts of total revenue, adjusted EBITDA, capital expenditures and acquisition-related synergies, involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2007 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: PAETEC’s ability to integrate the business and operations of US LEC Corp. and McLeodUSA Incorporated; PAETEC’s ability to implement its acquisition strategy; PAETEC’s ability to manage its business effectively; PAETEC’s ability to attract and retain qualified personnel and sales agents; the continued availability of necessary network elements at acceptable cost from competitors; competition in the markets in which PAETEC operates; changes in regulation and the regulatory environment; industry consolidation; failure to obtain and maintain network permits and rights-of-way; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s involvement in disputes and legal proceedings; effects of network failures, system breaches, natural catastrophes and other service interruptions; PAETEC’s ability to maintain and enhance its back office systems; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; and interest rate risks and compliance with covenants under PAETEC’s debt agreements. PAETEC disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended March 31,
	2008	2007
REVENUE:
Network services revenue	$285,634	$158,438
Carrier services revenue	58,043	27,312
Integrated solutions revenue	15,119	8,267

TOTAL REVENUE	358,796	194,017
COST OF SALES (exclusive of depreciation and amortization shown separately below)	176,079	91,361
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (exclusive of depreciation and amortization shown separately below and inclusive of stock-based compensation)	129,157	75,033
INTEGRATION/RESTRUCTURING COSTS	2,106	105
DEPRECIATION AND AMORTIZATION	40,609	13,153

INCOME FROM OPERATIONS	10,845	14,365
LOSS ON EXTINGUISHMENT OF DEBT	—	9,834
OTHER INCOME, net	(558)	(1,220)
INTEREST EXPENSE	18,262	14,498

LOSS BEFORE INCOME TAXES	(6,859)	(8,747)
BENEFIT FROM INCOME TAXES	(3,909)	(2,898)

NET LOSS	$(2,950)	$(5,849)

Net cash provided by (used in) operating activities	$2,568	$(25,053)
Net cash used in investing activities	$(137,366)	$(241,376)
Net cash provided by financing activities	$92,570	$272,981

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net income (loss) before interest expense, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, loss on extinguishment of debt, integration/restructuring costs and, with respect to pro forma adjusted EBITDA, sales and use tax charge. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as revenue and cash flows from operations, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary ongoing and customary course of its operations. Management also uses this measure to evaluate PAETEC’s performance relative to that of its competitors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Overview-Adjusted EBITDA Presentation” in our Annual Report on Form 10-K for our 2007 fiscal year for additional information regarding management’s reasons for including adjusted EBITDA data and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net income (loss), as net income (loss) is calculated in accordance with GAAP:

	Three Months Ended March 31,
	2008	2007
Net loss	$(2,950)	$(5,849)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	40,609	13,153
Interest expense, net of interest income	17,578	13,264
Benefit from income taxes	(3,909)	(2,898)

EBITDA	51,328	17,670

Stock-based compensation	6,026	6,584
Loss on extinguishment of debt	—	9,834
Integration/restructuring costs	2,106	105

Adjusted EBITDA	$59,460	$34,193

PAETEC Holding has omitted a quantitative reconciliation of the forecasted 2008 adjusted EBITDA amount included in this release to forecasted 2008 net income (loss), because forecasted 2008 net income (loss) cannot be calculated with reasonable accuracy until, among other matters, PAETEC Holding finalizes adjustments under the purchase method of accounting for the McLeodUSA merger. The manner in which items are finalized may have a material effect on PAETEC Holding’s net income (loss) for 2008.

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by the Company’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of the Company’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of the Company’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

•

free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow;

•

free cash flow is subject to variability on a quarterly basis as a result of the timing of payments made or received related to accounts receivable, accounts payable and other current operating assets and liabilities; and

•	free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by (used in) operating activities, investing activities, financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by (used in) operating activities, as net cash provided by (used in) operating activities is calculated in accordance with GAAP:

	Three Months Ended March 31,
	2008	2007
Adjusted EBITDA (see previous page)	$59,460	$34,193
Purchases of property & equipment	21,360	12,859

Free cash flow, as defined	$38,100	$21,334
Purchases of property and equipment	21,360	12,859
Interest expense, net of interest income	(17,578)	(13,264)
Other	—	133
Loss on extinguishment of debt	—	(2,000)
Integration/restructuring costs	(2,106)	(105)
Amortization of debt issuance costs	501	450
Amortization of debt discount	187	—
Changes in operating assets and liabilities	(37,896)	(44,460)

Net cash provided by (used in) operating activities	$2,568	$(25,053)

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

(in thousands)	As of March 31, 2008	As of December 31, 2007
Cash and cash equivalents	$70,373	$112,601
Accounts receivable, net	194,955	147,343
Property and equipment, net	701,052	312,032

Accounts payable	$81,450	$65,561
Other accrued expenses	105,868	92,598
Current portion of long-term debt	6,719	5,040
Long-term debt	883,514	790,517

Operating Data

Geographic markets served	79	53

Number of switches deployed	116	65

Total digital T1 transmission lines installed	157,765	119,987

Total access line equivalents installed *	4,187,651	2,923,381

Total employees	3,945	2,432

*	Includes Plain Old Telephone Service (“POTS”)

PAETEC Holding Corp. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Operations

(Based on combination of historical results of PAETEC, US LEC, and McLeodUSA)

(in thousands)

	Three Months Ended March 31,
	2008	2007
TOTAL REVENUE (1)	$413,107	$393,972
COST OF SALES (exclusive of depreciation and amortization shown separately below) (2)	204,083	194,324
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (exclusive of depreciation and amortization shown separately below and inclusive of stock-based compensation) (3)	150,246	149,398
INTEGRATION/RESTRUCTURING COSTS (4)	7,143	1,919
SALES TAX AND USE CHARGE (5)	11,995	—
DEPRECIATION AND AMORTIZATION	54,478	51,592

LOSS FROM OPERATIONS	(14,838)	(3,261)
LOSS ON EXTINGUISHMENT OF DEBT	—	9,834
OTHER INCOME, net (6)	(503)	(745)
INTEREST EXPENSE	18,825	18,314

LOSS BEFORE INCOME TAXES	(33,160)	(30,664)
BENEFIT FROM INCOME TAXES	(19,399)	(11,806)

NET LOSS	$(13,761)	$(18,858)

(1)	Includes $120,153 and $126,396 for McLeodUSA for the 2008 and 2007 periods, respectively.
(2)	Includes $61,588 and $68,366 for McLeodUSA for the 2008 and 2007 periods, respectively.
(3)	Includes $47,938 and $46,368, excluding the impact of noncash stock-based compensation, for McLeodUSA for the 2008 and 2007 periods, respectively.
(4)	Includes $5,029 and $0 for McLeodUSA for the 2008 and 2007 periods, respectively.
(5)	Includes $11,995 and $0 for McLeodUSA for the 2008 and 2007 periods, respectively.
(6)	Includes $166 of other expense and $849 of other expense for McLeodUSA for the 2008 and 2007 periods, respectively.

The table below sets forth, for the periods indicated, a reconciliation of pro forma adjusted EBITDA to pro forma net income (loss), calculated in accordance with GAAP based on the combination of historical results of PAETEC Holding and its predecessor, US LEC and McLeodUSA for such periods.

	Three Months Ended March 31,
	2008	2007
Pro Forma:
Net loss	$(13,761)	$(18,858)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	54,478	51,592
Interest expense, net of interest income	18,192	17,591
Benefit from income taxes	(19,399)	(11,806)

Pro Forma EBITDA	39,510	38,519

Stock-based compensation	6,369	9,950
Loss on extinguishment of debt	—	9,834
Sales and use tax charge	11,995	—
Integration/restructuring costs	7,143	1,919

Pro Forma Adjusted EBITDA	$65,017	$60,222

Purchases of property & equipment	$24,302	$30,051